Prospectus Supplement No. 3
Filed Pursuant to Rule 424(b)(3)
File No. 333-131147

Prospectus Supplement No. 3

(to Final Prospectus dated June 14, 2006)

This Prospectus Supplement No. 3 supplements and amends the Final Prospectus dated June 14, 2006, as supplemented and amended by Supplement No. 1 thereto dated July 20, 2006 and Supplement No. 2 thereto dated August 2, 2006 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 7,588,018 shares of our common stock by certain selling shareholders.

On August 9, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our withdrawal of our Registration Statement on Form SB-2 (File No. 333-134315).

This Prospectus Supplement No. 3 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On August 7, 2006, the closing price of a share on the OTC Bulletin Board was $4.10.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 of the Final Prospectus dated June 14, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 9, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 8, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01        OTHER EVENTS

MedicalCV, Inc. (the “Company”) has determined not to proceed with the registration and sale of its common stock pursuant to the Registration Statement on Form SB-2 (File No. 333-134315), which it originally filed with the Securities and Exchange Commission on May 19, 2006.  On August 8, 2006, the Company filed a withdrawal request with the Securities and Exchange Commission relative to such registration statement and issued a press release regarding this matter.  Please refer to the press release attached hereto as Exhibit 99, which is incorporated by reference herein.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: August 9, 2006	By:	/s/ Eapen Chacko
Eapen Chacko Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99	Press release, dated August 8, 2006.

Exhibit 99

Company Contacts:

MedicalCV, Inc.	Marc P. Flores	Eapen Chacko
(651) 452-3000	President and Chief Executive Officer	Vice President, Finance and CFO

MEDICALCV, INC. WITHDRAWS REGISTRATION STATEMENT

INVER GROVE HEIGHTS, MN—(BUSINESS WIRE)—August 8, 2006—MedicalCV, Inc. (OTCBB: MCVI), a cardiovascular surgery company, today announced that it has requested withdrawal of its Registration Statement on Form SB-2, originally filed with the Securities and Exchange Commission on May 19, 2006. Due to continuing unsettled conditions in the equity markets, the Company has decided not to pursue a public offering at this time.

Marc P. Flores, President and CEO, said, “In the best interest of the Company and its shareholders, we have decided to take the focus of the management team away from fundraising in a difficult market. We continue to focus on the introduction of the minimally invasive ATRILAZE™ system for cardiac tissue ablation. We will carefully manage our resources which we believe will be sufficient to support our planned introduction to the market and physician training.”

About MedicalCV, Inc.

MedicalCV, Inc.’s ATRILAZE™ surgical ablation system utilizes laser energy in cardiac tissue ablation procedures in open-heart surgery. The ATRILAZE system is currently being utilized as a potential means to treat atrial fibrillation in concomitant open-heart surgical procedures. Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia. It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to our expectations regarding our development and commercialization of products for the minimally invasive treatment of atrial fibrillation.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; market and physician acceptance of the Company’s cardiovascular products; acceptance of minimally invasive techniques for the reduction of atrial fibrillation through ablation; potential reductions in pricing by competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for cardiovascular products; competing technological and market developments; dependence upon governmental reimbursements and third party suppliers; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Company’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006, as filed with the Securities and Exchange Commission.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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